Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Brushy Resources, Inc.:

We consent to the use of our report dated April 15, 2015, with respect to the consolidated balance sheet of Brushy Resources, Inc. (formerly known as Starboard Resources, Inc.) as of December 31, 2014, and the related consolidated statement of operations, changes in stockholders' equity, cash flows for the year then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

October 26, 2016